                                                Filed Pursuant to Rule 424(b)(3)
                                                             File No. 333-104818

Prospectus Supplement
(To Prospectus dated May 1, 2003)

                              OLD NATIONAL BANCORP

                        5,000,000 SHARES OF COMMON STOCK

         This prospectus supplement supplements the prospectus dated May 1, 2003 of Old National Bancorp relating to the public offering and sale by selling shareholders described therein. This prospectus supplement contains information regarding the ownership of shares of our common stock beneficially owned and offered under the prospectus. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

                              SELLING SHAREHOLDERS

         The section captioned "Selling Shareholders" beginning on page 4 of the prospectus is hereby amended as follows:

         The following table provides the names and the number of shares of common stock beneficially owned by each selling shareholder as a result of our acquisition of certain assets of Insurance & Risk Management, LLC, the maximum number of shares of common stock offered hereby and the number of shares of such common stock beneficially owned by each selling shareholder upon completion of the offering or offerings pursuant to this prospectus, assuming each selling shareholder offers and sells all of its or his/her respective shares offered hereby. Selling shareholders may, however, offer and sell all, or some or none of their shares offered hereby. Under some circumstances, the respective donees, pledges and transferees or other successors in interest of the selling shareholders may also sell the shares listed below as being held by the selling shareholders. No selling shareholder beneficially owns one percent or greater of our outstanding common stock.

                                        NUMBER OF SHARES                                      NUMBER OF SHARES OF
                                        OF COMMON STOCK                                          COMMON STOCK
                                          BENEFICIALLY           MAXIMUM NUMBER OF             BENEFICIALLY HELD
                                       OWNED PRIOR TO THE         SHARES OF COMMON          AFTER COMPLETION OF THE
        NAME                              OFFERING(1)           STOCK OFFERED HEREBY             OFFERING (2)
        ----                           ------------------       --------------------        -----------------------
Mark A. Bienz                               59,380                     37,025                       22,355

Harold E. Everett                           83,576                     52,112                       31,464

John A. Hettwer                             83,576                     52,112                       31,464

Dwayne F. Tagtmeyer                         83,576                     52,112                       31,464

James E. Krouse                             55,523                     34,620                       20,903

Connie S. Denihan                           48,627                     30,320                       18,307

Mark A. Del Priore                          42,373                     26,421                       15,952

                                        NUMBER OF SHARES                                      NUMBER OF SHARES OF
                                        OF COMMON STOCK                                          COMMON STOCK
                                          BENEFICIALLY           MAXIMUM NUMBER OF             BENEFICIALLY HELD
                                       OWNED PRIOR TO THE         SHARES OF COMMON          AFTER COMPLETION OF THE
        NAME                              OFFERING(1)           STOCK OFFERED HEREBY             OFFERING (2)
        ----                           ------------------       --------------------        -----------------------
Frederick T. Eickhoff                       42,373                     26,421                       15,952

David T. Stahl                              54,705                     34,110                       20,595

Franklin A. Johnson                         30,743                     19,169                       11,574

--------------------------

(1) This number includes the number of shares of our common stock held in escrow pursuant to the Asset Purchase Agreement, dated as of July 7, 2003, among Old National Bancorp, Insurance & Risk Management, LLC, ONB Insurance Group, Inc. and the members of Insurance & Risk Management, LLC.
(2) This number reflects the number of shares of our common stock held in escrow pursuant to the Asset Purchase Agreement, dated as of July 7, 2003, among Old National Bancorp, Insurance & Risk Management, LLC, ONB Insurance Group, Inc. and the members of Insurance & Risk Management, LLC.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus supplement is August 13, 2003